UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 19, 2019

Menlo Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38356	45-3757789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

200 Cardinal Way, 2nd Floor

Redwood City, California 94063

(Address of principal executive offices, including ZIP code)

(650) 486-1416

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Director

On March 19, 2019, Albert Cha notified the Board of Directors (the “Board”) of Menlo Therapeutics Inc., a Delaware corporation (the “Company”) of his decision to resign from the Board and the Compensation Committee of the Board, effective March 19, 2019. Dr. Cha’s resignation was not due to any disagreement with the Company, the Board or the management of the Company.

(d) Election of Director

On March 19, 2019, Elisabeth Sandoval was appointed to the Board of Directors (the “Board”) of Menlo Therapeutics Inc., a Delaware corporation (the “Company”), effective March 19, 2019, as a Class I director, with an initial term expiring at the Company’s 2019 annual meeting of stockholders. Ms. Sandoval is filling the vacancy by Dr. Albert Cha’s resignation from the Board, effective the same date as Ms. Sandoval’s appointment. Ms. Sandoval has also been appointed to the Compensation Committee of the Board.

Ms. Sandoval currently serves as the Chief Commercial Officer and Executive Vice President of Corporate Strategy of Alder Biopharmaceuticals, a public biopharmaceutical company, with primary responsibility for leading and developing commercial strategy, capabilities and execution. Ms. Sandoval is also responsible for developing and leading medical affairs, investor relations, corporate communications and business development functions. Before joining Alder, Ms. Sandoval was Chief Commercial Officer for Kythera Biopharmaceuticals, a public biopharmaceutical company, where she led the commercial strategy and execution including the hiring and development of all commercial functions and launch of a first-in-class product prior to Kythera’s acquisition by Allergan. Before Kythera, Ms. Sandoval was Vice President of Marketing for Bausch and Lomb Surgical. Prior to this position, Ms. Sandoval was Vice President of Global Marketing at Allergan. Ms. Sandoval also serves on the board of directors for Alastin Skincare, a privately held company. Ms. Sandoval began her career in research and development at Johnson & Johnson’s Ethicon division. She holds an MBA from Pepperdine University and a B.S. in Biology from the University of California, Irvine. We believe that Ms. Sandoval is qualified to serve on our board of directors because of her background working in the dermatology industry and her experience in strategic planning, business transactions, sales operations and executive leadership.

Ms. Sandoval will receive the Company’s standard non-employee director compensation as described under “Director Compensation” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2019. Pursuant to this program, upon appointment to the Board, Ms. Sandoval received an option under the Company’s 2018 Omnibus Incentive Plan to purchase common stock with a Black-Scholes value of $180,000 with an exercise price of the closing price of the Company’s common stock on March 19, 2019, the date of Ms. Sandoval’s appointment. The option will vest and become exercisable as to 1/3rd of the shares subject to the option on each annual anniversary of the date of appointment to the Board, subject to Ms. Sandoval’s continued service to the Company through each applicable vesting date. The Company is entering into an indemnification agreement with Ms. Sandoval, the form of which was filed as Exhibit 10.12 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 28, 2017.

There have not been any transactions since the beginning of the Company’s last fiscal year, nor are there any proposed transactions, in which the Company was or is to be a participant involving amounts exceeding $120,000 and in which Ms. Sandoval had or will have a direct or indirect material interest. There are no arrangements or understandings between Ms. Sandoval and the Company or any other persons pursuant to which Ms. Sandoval was appointed as a director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Menlo Therapeutics, Inc.

/s/ Kristine Ball
Date: March 20, 2019	By: Kristine Ball
Senior Vice President, Corporate Strategy and
Chief Financial Officer